                                                      Exhibit 99.1

SUPERIOR INDUSTRIES
REPORTS THIRD QUARTER OPERATING RESULTS

-- Company Reduces Net Loss,
Achieves Improved Gross Profit on Lower Sales Volume --

VAN NUYS, CALIFORNIA -- November 6, 2009 -- Superior Industries International, Inc. (NYSE:SUP) today announced a reduced net loss of $12.7 million, or $0.48 per share, for the third quarter of 2009, compared with a net loss of $14.2 million, or $0.53 per share, for the third quarter of 2008.

Unit shipments decreased 9.7% in the 2009 third quarter compared with the same period a year ago.  Gross profit during the current quarter improved by $15.4 million to $4.2 million from a loss of $11.2 million in the same period a year ago, including pretax non-operating costs of $3.9 million.  The income tax provision of $8.8 million for the current quarter also includes discrete tax adjustments totaling a net provision of $7.4 million.  The non-operating costs and the tax adjustments are described further below.

Compared with the preceding quarter of 2009, net sales in the third quarter increased 37.7%, on 44.5% higher unit shipments.  During the third quarter, two of the company’s major customers, Chrysler and General Motors, began to return to normal production levels after their emergence from bankruptcy.  Additionally, the auto industry was positively impacted during the quarter by the increase in demand for vehicles initiated by the “Cash for Clunkers” program.

“We are encouraged by the production volume increases that materialized as the third quarter progressed.  While a significant portion of the increase was attributed to the post bankruptcy reorganizations at General Motors and Chrysler, orders with virtually all of our customers increased in the third quarter,” said Steven Borick, Chairman, Chief Executive Officer and President.  “Based on orders received thus far, we believe that our sales will show moderate improvement during the fourth quarter.

“The steps we have taken to reduce and manage costs and rationalize our production capacity in line with the changes announced by our major customers resulted in the improved gross profit for the 2009 third quarter on 9.7% fewer unit shipments and 16.2% fewer wheels produced than a year ago.” Borick added.  “This was accomplished while incurring the additional non-operating costs related primarily to our previously announced plant closures.”

Third Quarter Results
Consolidated net sales for the 2009 third quarter decreased 31.8% to $111.4 million from $163.4 million last year.  Unit wheel shipments decreased 9.7% during the same period.  Average selling prices decreased approximately 23.8% compared with the prior year, due principally to a reduction in the pass-through pricing of aluminum.

Gross profit was $4.2 million, or 3.8% of net sales, in the third quarter of 2009, compared to gross loss of $11.2 million, or 6.9% of net sales, for the third quarter of 2008.  Units produced in the third quarter 2009 decreased 16.2% from the same period a year ago.  In spite of the decreases in unit shipments and wheels produced and the one-time costs identified below, gross profit in the third quarter 2009 improved by $15.4 million over the same period a year ago.  This improvement was due to the steps taken to manage costs and rationalize production capacity, which reduced employment related costs significantly compared with the same period a year ago.  Severance and other non-impairment costs associated with plant closures and other workforce reductions totaled approximately $2.0 million in the 2009 third quarter.  In addition, medical and workers’ compensation expenses relating to the plant closures increased $1.9 million during the period.

SG&A expenses decreased 6.6% to $5.8 million, or 5.2% of net sales, from $6.2 million, or 3.8% of net sales, for the third quarter of 2008.  The principal decrease in the current quarter was a reduction in salaries and related expenses of $529,000.

Income before income taxes and equity earnings was $103,000, compared to loss before income taxes and equity earnings of $19.8 million for the third quarter of 2008.

The income tax provision in the 2009 third quarter was $8.8 million, compared to a tax benefit of $5.7 million for the third quarter of 2008.  The 2009 tax provision includes an $18.5 million increase in valuation allowances for U.S. and Mexico deferred tax assets.  Tax benefits of operating losses, tax credit carryforwards and other tax assets are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward periods, and other facts and circumstances.  The increase in valuation allowances was partially offset by the benefit of an $11.1 million reduction to the company’s liability for uncertain tax positions.

Equity in earnings (loss) of the company’s joint venture was a loss of $4.1 million in the third quarter of 2009, compared with a loss of $143,000 for the third quarter of 2008.  The joint venture’s profitability in 2009 has been impacted negatively by the overall decline in the European auto industry and ongoing production and quality issues that are currently being addressed.  The current quarter also included a deferred tax asset valuation allowance of $1.2 million, due to cumulative losses for three years.

At September 30, 2009, working capital was $241.2 million, including cash, cash equivalents and short-term investments of $137.7 million.  At September 30, 2008, working capital was $274.0 million, including cash and cash equivalents of $110.4 million.  Superior has no debt.

Results for Nine Months
Net sales for the first nine months of 2009 decreased 54.6% to $273.8 million from $603.0 million for 2008.  Unit wheel shipments decreased 41.9%, compared with the prior year.

Gross loss was $22.3 million, or 8.2% of net sales, which included a total of $16.9 million of non-operating costs, including severance costs associated with the two plant closures and other workforce reductions, equipment dismantling and other plant closure related costs.  This compares to gross profit of $10.2 million, or 1.7% of net sales, in the comparable 2008 period.

SG&A expenses decreased to $16.4 million from $19.3 million in 2008.  The principal decreases were in salaries and related expenses of $1.2 million, in lease and related facility costs of $1.0 million and in the provision for doubtful accounts of $949,000.

During the first six months of 2009, the company recorded impairment costs associated with the closures of its Pittsburg and Van Nuys plants, the operating assets at the Fayetteville, Arkansas plant and the Johnson City real property to reflect current market value, totaling $11.8 million.  There were no impairment costs recorded in the third quarter 2009.

Loss before income taxes and equity earnings of the company’s joint venture was $50.6 million, compared with loss before income taxes and equity earnings of $11.6 million for the first nine months of 2008.  Impairment charges and other non-operating items comprised approximately $29.0 million of the 2009 loss.  The balance was due principally to the 54% decrease in sales in the first half of 2009 and the company’s inability to absorb fixed costs during that same period, when production levels also decreased over 50% from the comparable period a year ago.

Income tax provision was $32.4 million, compared to a benefit of $3.2 million for the first nine months of 2008.  In the three quarters of 2009, the company recorded valuation reserves on its U.S. and Mexico deferred tax assets totaling $43.8 million, which were partially offset by the benefit of an $11.1 million reduction to liability for uncertain tax positions.

Equity in earnings (loss) of the company’s joint venture was a loss of $7.2 million, compared to income of $2.6 million for the same period in 2008.

Net loss was $90.2 million, or $3.38 per share, compared with net loss of $5.9 million, or $0.22 per share, in the same period in 2008.

Conference Call
Superior will host a conference call beginning at 10:00 a.m. PST (1:00 p.m. EST) on November 6, 2009 that will be broadcast on the company's website, www.supind.com.  Interested parties are invited to listen to the webcast.  In addition, a PowerPoint presentation will be posted on the company’s website and will be referred to during the conference call.  The webcast replay will be available at the same Internet address approximately one hour after the conclusion of the conference call and will be archived for approximately one year.

During the conference call, the company’s management plans to review its financial results and discuss other financial and operating matters.  In addition, management might disclose material information in response to questions posed by participants during the call.

About Superior Industries
Superior supplies aluminum wheels to Ford, General Motors, Chrysler, Audi, BMW, Jaguar, Land Rover, Mercedes Benz, Mitsubishi, Nissan, Seat, Skoda, Subaru, Suzuki, Toyota, Volkswagen and Volvo. For more information, visit www.supind.com.

Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which include references to anticipated levels of demand for the Company’s products and our operating results in future periods, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed in Company’s Annual Report on Form 10-K for the year ended December 28, 2008 and Quarterly Reports for the quarters ended March 29, 2009 and June 28, 2009 under the captions “Forward-Looking Statements” and “Risk Factors” and otherwise in the company's reports and filings that it makes with the Securities and Exchange Commission. In addition, such statements could be affected by general automotive industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(Financial Tables Below)

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008
Net Sales	$111,371	$163,354	$273,805	$602,977

Cost of Sales	107,149	174,545	296,152	592,729
Gross Profit (Loss)	4,222	(11,191)	(22,347)	10,248

Selling and Administrative Expenses	5,781	6,187	16,394	19,297
Impairment of Long-Lived Assets	-	5,044	11,804	5,044
Loss From Operations	(1,559)	(22,422)	(50,545)	(14,093)

Interest Income, Net	844	649	1,603	2,335
Other Income (Expense), Net	818	2,015	(1,636)	109

Income (Loss) Before Income Taxes
and Equity Earnings	103	(19,758)	(50,578)	(11,649)

Income Tax Benefit (Provision)	(8,772)	5,694	(32,415)	3,153
Equity in Earnings (Loss) of Joint Venture	(4,072)	(143)	(7,218)	2,562

Net Loss	$(12,741)	$(14,207)	$(90,211)	$(5,934)

Loss Per Share:
Basic	$(0.48)	$(0.53)	$(3.38)	$(0.22)
Diluted	$(0.48)	$(0.53)	$(3.38)	$(0.22)

Weighted Average and Equivalent Shares
Outstanding for Earnings Per Share:
Basic	26,668,000	26,661,000	26,668,000	26,650,000
Diluted	26,668,000	26,661,000	26,668,000	26,650,000

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
Consolidated Balance Sheets (Unaudited)
(Dollars in Thousands)

	As of September 30
	2009	2008
Current Assets	$304,492	$ 353,288
Property, Plant and Equipment, net	180,389	272,870
Investments and Other Assets	51,146	87,627
	$536,027	$ 713,785

Current Liabilities	$63,303	$ 79,243
Long-Term Liabilities	95,278	98,282
Shareholders' Equity	377,446	536,260
	$536,027	$ 713,785